Exhibit 99
Release:             On receipt, March 21, 2016
Media Contact:        Erica Jensen, 515.362.0049, jensen.erica@principal.com
Investor Contact:        John Egan, 515.235.9500, egan.john@principal.com

Daniel J. Houston to become Chairman of the Board of Principal

(Des Moines, Iowa) - Principal Financial Group, Inc. (NYSE: PFG) Board of Directors has elected Daniel J. Houston, president and chief executive officer, Chairman of the Board effective on May 17, 2016, immediately following its Annual Meeting of Shareholders.

Larry D. Zimpleman will continue as non-executive chairman through the annual meeting. He will then leave the Board having completed his current term as an elected director.

“We thank Larry for his 44 years of dedicated service to Principal and the legacy he leaves,” said Houston. “As an organization, we have a lot to look forward to and so many things to be optimistic about as we continue to strengthen our business operations and brand around the globe. Our priority continues to be helping people achieve financial security no matter where they are in life.”

Houston joined Principal® in 1984. He was promoted to senior group and pension representative in 1986 and named group and pension consultant in 1988. Houston was named regional director of group and pension sales in 1990 and promoted to regional vice president in 1993, to vice president in 1997, and to senior vice president in 2000. He was named executive vice president in 2006, president of retirement and investor services in 2008. Houston was named president and chief operating officer in 2014 and president and chief executive officer in 2015.

Zimpleman joined the company in 1971 as an actuarial intern. From 1976 to 2006 he served in various management and leadership positions, mostly in the U.S. retirement business. He was named president and chief operating officer of Principal in 2006, president and chief executive officer in 2008, chairman, president and CEO in 2009 and chairman in 2015. Zimpleman retired from the company in January of 2016.

About Principal®
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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